UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 1, 2007

SOUTHERN STAR ENERGY INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-30299

(Commission File Number)

20-2514234

(IRS Employer Identification No.)

307-1178 Hamilton Street, Vancouver, B.C., Canada V6B 2S2

(Address of principal executive offices and Zip Code)

(604) 307-4274

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2007, we appointed Bruce Ganer to our board of directors and as Vice President of Exploration and Development.

Mr. Ganer has 33 years of experience providing engineering, petrophysics, planning, and managerial direction of exploration and production development projects with a successful track record in both Domestic US and International projects.

Mr. Ganer started his career at Schlumberger working for seven years as a field engineer and manager of SE Division Computing Center. He then moved on to Home Petroleum where he worked as a petrophysicist evaluating properties in Oklahoma, Texas, Louisiana and Mississippi. In 1982, he joined Union Texas Petroleum where we worked for nine years as a petrophysicist and reservoir engineer assigned to seven of the top ten onshore fields. Mr. Ganer also served as their onshore strategic plan and budget coordinator. Mr. Ganer provided solutions on particularly problematic reservoirs and evaluated exploration wells in domestic U.S., Alaska, Pakistan, Spain, Africa, Indonesia and Columbia.

In 1991, Mr. Ganer joined Pennzoil Exploration and Production Company as their chief petrophysicist and reservoir engineer. A year later he was assigned to Pennzoil International in charge of the technical staff which he grew to thirty professionals that included geologists, geophysicists, petrophysicists, production engineers and reservoir engineers. He served as the technical project leader for a megastructure six billion barrel offshore oil development in Azerbaijan.

In 1997, Mr. Ganer formed Sierra Pines Resources International. In his role as president of Sierra Pine Resources he has coordinated and actively participated in numerous field studies leading to drilling and workovers, significantly increasing production. The company's efforts over the last eight years have directly resulted in several significant value-added projects accounting for in excess of 290 Bcfe in proven reserve additions.

Mr. Ganer received a BS, Physics & Math from Central Michigan University, post graduate studies in Physics from Central Michigan University, post graduate studies in Geology and Geophysics from Centenary College and University of Houston and a Masters of Science in Petroleum Engineering from the University of Houston.

Family Relationships

There are no family relationships with Bruce Ganer and any of our other directors and officers.

Certain Related Transactions and Relationships

Except as described below, neither Bruce Ganer, nor any family member of Bruce Ganer, had any material interest, direct or indirect, in any transaction, or proposed transaction, since the beginning of our financial year ended May 31, 2007, or in any currently proposed transaction, in which the amount involved in the transaction exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at the year end for the last three completed fiscal years.

On February 27, 2007, our company entered into a services agreement with Sierra Pine Resources, Intl., Inc., a corporation controlled by Bruce Ganer. Pursuant to the terms of the agreement, Mr. Ganer agreed to provide services on data/information procurement and management, database construction and organization, production engineering, seismic interpretations, reservoir engineering and other services in the field of oil and gas exploration and development in consideration for the payment, by our company, of $140 per hour and the issuance of up to 250,000 common shares upon the achievement of certain milestones. We agreed to issue 125,000 common shares upon our company generating revenues from a well on any of our property interests sufficient to exceed all costs reasonably incurred in relation to the drilling of a well on our property interests. We agreed to issue an additional 125,000 common shares upon the first of the following two events to occur (a) our company generating more than 15 BCFE from our property interests or (b) our property interests having reserves greater than $75 million, calculated on a 10% discounted cash flow basis. We have not issued any common shares to Mr. Ganer to date as a result of the services agreement.

We are currently negotiating the terms of an employment agreement with Mr. Ganer, which agreement will be filed upon the execution thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN STAR ENERGY INC.

By: /s/ Eric Boehnke

Name: Eric Boehnke

Title: President, Secretary and Treasurer

Dated: October 3, 2007

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